                                                                   EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of C. R. Bard,
Inc. of our report, dated February 3, 1994 (July 29, 1994, with respect to Note
F) on the statement of assets and liabilities of the Sure-closure Division of Life Medical Sciences, Inc. as at December 31, 1993 and the statement of divisional operations before interest and corporate overhead for the year then ended, which appears in Exhibit 4 of MedChem Products, Inc.'s Amendment No. 1 to Current Report on Form 8-K/A filed on October 12, 1994. We also consent to the reference to us in the caption "Experts" in such Prospectus.


/s/ Richard A. Eisner & Company, LLP
New York, New York
August 23, 1995